Exhibit 10.46

PRIVATE & CONFIDENTIAL

Doug Frater Esq.,
Chief Executive Officer
Global Green Solutions Inc.,
789 West Pender Street Suite 1010
Vancouver Al V6C 1H2

22nd February2008

Dear Sirs,

ENGAGEMENT LETTER

We refer to our various conversations and exchanges of correspondence. You have explained to us that, Global Green Solutions Inc., ("Global Green") or (the "Company"), requires expert corporate finance and international capital markets advice, (the "Advisory Service"). We also understand that the Company wishes to have expert corporate communications, investor relations, media advice and other services, which will result in awareness of Global Green being substantially raised within Europe (the "Communications Service").

We further understand that the Company is interested in raising various sums of money over the foreseeable future, via equity or equity related offerings, project or project related finance and any other forms of finance as maybe suitable from time to time, (the "Financings").

More specifically and with respect to the Financings we understand that there is an immediate need for up to US$10,000,000, (ten million United Sates dollars) in equity and up to a further US$100,000,000, (one hundred million United States dollars) in project finance.

It is proposed that Innovator Capital Limited ("ICL") or ("Innovator"), working in close consultation with the Company and some of its existing advisers, will use all reasonable endeavours to assist the Company by providing the Advisory Service and the Communications Service which, from Innovator's perspective, will result in Global Green' stock price having momentum, liquidity and trade, more often than not, closer to fair value. The Financings, also achieved with the assistance of Innovator, will enable the Company to have access to more than adequate funding for the successful execution of its business plan.

We further understand that currently Global Green's shares (the "Shares") under a trading symbol of GGRN are traded on the OTC Bulletin Board, ("OTCBB"). It is our opinion that the Shares also should be tradeable on a major European stock exchange(s). It is probable that we will insist upon Germany as the country whose stock exchanges would be the most appropriate for the Shares. Should this transpire, Global Green would require the services of a Designated Sponsor. We would view it as being in the best interests of the Company and its investors, and essential to maximise the likelihood of success of the Financings, for the Shares to have such a formal Designated Sponsor and be traded on the German national electronic exchange known as XETRA in addition to the Frankfurt Stock Exchange.

In order to ensure fair, orderly and liquid markets for small-cap company's shares in Germany, the Frankfurt Stock Exchange formally approved the implementation of the Designated Sponsor programme. A Designated Sponsor has a specific role under the regulations of the Exchange. Said role is to provide liquidity in their corporate client's shares in accordance with the price, size and spread rules of the Deutsche Borse (see attached .pdf extract from "Exchange Rules for the Frankfurt Stock Exchange").

Innovator will recommend providers of such services whose costs are anticipated to be approximately €50,000 per annum, payable quarterly in advance. For said amount the Designated Sponsor would normally provide directly or indirectly:

a)	A continuous, firm, minimum spread bid and ask, in size for the Shares on the agreed exchanges (the "Trading Service").
b)	The necessary and sufficient International Arbitrage needed to maintain the Trading Service.
c)	A minimum eight-page investment grade research report with newsflashes and three quarterly updates in both the German and English languages (the "Research Service").

Global Green, under the rules and regulations of the Deutsche Borse, would have to contract separately with any Designated Sponsor, however Innovator may recommend the decoupling of the Research Service from the Trading Service should it deem it necessary. Such decoupling would result in the fee mentioned above being reduce by approximately 50% (fifty per cent). Global Green and Innovator will review the requirements, costs and timing as to a listing on the Frankfurt Stock Exchange under the Advisory Services and fees determined in this agreement but will enter into a separate agreement to implement such listing and Designated Sponsor

We now have pleasure in setting out below the terms and conditions according to which Innovator proposes to act for the Company.

With regard to the Advisory Service the role of Innovator will consist inter alia of:

1.	Working with Global Green senior management so that ICL may perform the necessary due diligence required by Innovator's regulators;
2.	Working with Global Green senior management so that ICL may understand the exact nature of the Company's business plan;
3.	Working with Global Green senior management so that ICL may understand the exact nature of the Company's successes to-date and future milestones;
4.	Working with Global Green senior management so that ICL may understand the current ownership of the Company's shares and their geographical distribution;
5.	Working with Global Green senior management so that ICL may understand the Company's revenue sources and their geographical distribution;
6.	Working with Global Green senior management so that ICL may understand the Company's future revenue sources and their geographical distribution;
7.	Working with Global Green senior management to select the appropriate Designated Sponsor;
8.	Working with Global Green senior management to select the appropriate Research Service;
9.	Monitoring the service received by the Company from its Designated Sponsor;
10.	Assisting the Company in identifying additional research analysts to follow the Company;
11.	Monitoring the service received by the Company from its research analysts and the Research Service;
12.	Advising the Company on all aspects of international Corporate Finance tools and techniques as might be in the Company's best interests;
13.	Advising the Company on all aspects of the international Capital Markets' tools and techniques as might be in the Company's best interests;

14.	Advising the Company on all matters as might effect the capital market's perception of the Company;
15.	Providing any and all further assistance as may be reasonably required by Global Green and be within the competence of Innovator.

With regard to the Communications Service the role of Innovator will consist inter alia of:

1.

Advising the Company, in conjunction with its exiting advisers, on all Financial Public Relations, Public Relations & Investor Relations strategy with a particular focus on the United Kingdom, Germany and Switzerland;

2.	Assisting the Company in dealing with the media whether it be, broadsheet, wire, internet protocol, financial, trade or otherwise;
3.	Briefing the Company on any relevant sector information and ensuring a two way flow of such information;
4.	Assisting the Company with any documents proposed for use in relation to increasing awareness of the Company's existence and its opportunities;
5.	Preparing documents such as press releases, Q&A and to address any specific issues that the Company may reasonably request;
6.	Providing a press clippings service of articles, taken from the mainstream press and key trade journals, which relate to the Company;
7.	Disseminating the Company's press releases:
	a.	to analysts
	b.	to media
	c.	to any persons that the Company may reasonably request
	d.	to stock exchanges via RNS any other systems as Innovator may see fit;
8.	Providing any and all further assistance as may be reasonably required by Global Green and be within the competence of Innovator.

With regard to the Financings the role of Innovator will consist inter alia of:

1.	Working with Global Green senior management to ascertain the precise amount of funds that are needed by the company and by when;
2.

Working with Global Green senior management to not neglect the interests of existing Global Green shareholders, to ascertain any interest they may have in further investment in Global Green and their capacity to assist in the Financings;

3.	Working with Global Green senior management to clarify the appetite of certain other individuals and professional investors for investment in Global Green;
4.	Organising for and accompanying Global Green senior management to meetings, with potential qualified and reputable investors;
5.	Working with Global Green senior management and their appointed legal representatives to provide drafts of all necessary documents for the completion of the Financings;
6.

Working with Global Green senior management and assisting in the negotiation of the terms with investors to ensure that final terms, of all aspects of the Financings, are in the best interest of the Company;

7.	Providing any and all further assistance as may be reasonably required by Global Green and be within the competence of Innovator.

With regard to an integrated and synchronized investor and public relations implementation, Innovator will liaise with Global Greens US based IR and PR designated persons.

All services will be carried out with reasonable skill and care.

Any additional services required, beyond the scope of the services listed above, during the period of the mandate proposed hereby must be agreed in writing between Innovator and the Company together with the amount of additional remuneration payable in respect of such additional services. In this event, we may issue a supplementary mandate agreement. The terms of this letter and the Appendix hereto will apply to any such additional services provided by us in connection with this proposed engagement letter, whether or not such additional services are subject to a supplementary mandate letter, (the "Agreement") or (the "Engagement Letter").

Assistance given to Global Green by Innovator with regard to the Principality of Monaco, Cleantech Investor Conference will form services contracted under this agreement. Both Global Green and Innovator remain bound by the Non Disclosure Agreement and its non-circumvention verbiage that is already in force between them.

Subject to there not being any negative material change in the Company's fortunes or current market conditions, and subject to contract, we anticipate that the equity funds referred to above will be received by you or your appointed legal representatives, over a period of nine months, such period to commence upon our receipt of your counter-signature of this document evidencing your agreement to this proposed Agreement. Project finance is likely to be received within six months after signature of this document and signature of the necessary and sufficient documentation referring to the relevant project.

In remuneration for our role in respect of the Advisory and Communications Services, Innovator will receive a nonrefundable engagement fee from Global Green of $10,500 (ten thousand five hundred USD) upon signature of this Engagement Letter (the "Engagement Fee"). An additional amount of $10,500 (ten thousand five hundred USD) increasing to $15,000 (fifteen Thousand) after Innovator Capital secures the first $2,000,000 (two million USD) in equity financing, payable monthly in advance (the "Retainer Fee"). In addition Innovator will receive 40,000 (forty thousand) shares of Global Green per quarter in advance.

In remuneration of our role with reference to the Financings as set out above and herein, ICL will receive a placing fee or commission in respect of the equity or equity related portions of any Financings of 6% (six per cent) of all monies raised and in respect of the non-equity (debt financing) related portions, a 1.5% (one and one half per cent) fee will be payable, (the "Placing Commissions"). Said Placing Commissions will be payable immediately on the dates any proceeds of any such Financings are made available to the Company or its representatives. Innovator reserves the right to take all or any part of such fees in Shares valued on the same terms as issued in connection with any equity financing. In the case of a non-equity financing the valuation at which Shares will be made available to Innovator will be the closing price of the Shares on the day before the announcement of the relevant transaction, the closing price of the Shares on the day of the relevant transaction or the four week trailing volume weighted average price (VWAP), as per the "HP" function on the Bloomberg quote system, whichever the lower.

In respect of any equity related Financings, Innovator will also receive warrants, as part if its compensation package on each of the Financings (the "Financing Warrants"), expiring 2 years from the date of the closing of each of the respective Financings, to acquire Ordinary Shares in the Company at a price equal to a 25% per cent (twenty five percent) premium to the price of each of the respective Financings, and the number of warrants being commensurate with the value of 10% (ten per cent) of the gross proceeds of the each of the equity or equity related respective Financings.

Innovator will be entitled to reimbursement of all of its reasonable out-of-pocket expenses directly incurred in the fulfillment of its mission as set out above and herein, in particular, but not limited to, travel, accommodation, telecommunications and, as appropriate, any outside professional fees and costs such as lawyers, accountants and due diligence fees etc. Invoices in respect of out-of-pocket expenses incurred will be submitted to the Company on a monthly basis, together with supporting receipts and documentation, which invoices will be payable upon receipt. No such out-of-pocket expense in an amount in excess of €1,000 will be incurred without Global Green's prior consent in writing.

VAT will be payable on all of above fees where applicable.

For the purposes of managing an orderly and professional approach to investors, Global Green will furnish ICL with an up-to-date shareholder list, which will include contact details, specifically, but not limited to, email addresses, for said shareholders and Global Green will ensure that an approach by ICL is expected.

If the above indicated terms and conditions are acceptable to you, we would be grateful if you would so confirm by signing, dating and returning to us a copy of this Engagement Letter and the attached Appendix "Terms and Conditions".

Such signature and return will constitute your exclusive mandate to Innovator on the terms and conditions set out above and herein and as further set out in the attached Appendix headed `Terms and Conditions', valid for a duration of 12 (twelve) months from the date of your agreement to this proposed mandate and renewable thereafter by tacit consent. Such mandate will be a valid and legally binding obligation on the parties hereto, enforceable in accordance with its terms.

This Agreement incorporates the Terms and Conditions set out in the attached Appendix ("Terms and Conditions"), but subject to the aforesaid, represents the entire understanding between the parties hereto and supersedes any prior agreements or understandings (whether written or oral) between or among the parties.

Should Global Green, during a period of 3 (three) years from the date of expiration of this mandate, conclude an agreement with any of the parties introduced by Innovator which leads to the raising of finance or other type of transaction then, in the case of a capital raising a commission will be payable to Innovator, on the following basis: if within 24 months, the commission will be 50% (fifty per cent) of the equivalent of the Placing Commission, if within 36 months said figure will be 25%.(twenty five per cent) In the case of some other type of transaction, an industry standard fee will be payable to Innovator discounted on the same percentage basis. The parties further agree not to circumvent each other or behave in any way that might result in the other party being disadvantaged commercially, financially or otherwise.

It is understood that in the event of the Company receiving information, before or during the life of this agreement, with respect to any of their products or services that could be interpreted as likely to have a material negative effect on the Company's value, the Company will immediately inform ICL. ICL reserves the right, in such event, to terminate its relationship with the Company with immediate effect albeit in a fair, orderly and professional manner. In the case of such an event all fees due Innovator will become immediately payable.

It is expressly understood and agreed by the parties hereto, that this Agreement does not, and will not, constitute an undertaking of whatsoever nature by Innovator to acquire shares of, or otherwise invest in, or provide financing to Global Green. Only a definitive and regularly constituted agreement duly entered into by, and between, Global Green on the one hand, and an investor(s), on the other will constitute a contractual agreement binding in its terms.

It is further expressly understood and agreed that Innovator is and will be entitled to rely upon all statements of fact, and all further written information provided by Global Green and/or its officers or representatives in the context of this mission. Any material errors or omissions, or material lack of adequacy in the context of this Engagement, in any such statement or written information will constitute a material breach of contract under the terms and conditions of this mission and, as such, could give rise to a claim, or claims, for damages by Innovator.

It is understood and agreed that any advice rendered by us is provided solely under the terms of our engagement and for your benefit, and may not be used or relied on by any other person or for any other purpose, without our prior written consent.

This Agreement will be governed by and construed in accordance with the laws of England and Wales. Both parties agree to move immediately to Mediation in the event of a dispute. In the event that Mediation fails to settle the dispute, all disputes arising out of or in connection with this Engagement Letter will be finally settled in the English courts in London.

We thank you for the confidence you have shown in Innovator, and remaining at your disposal, we are,

Yours faithfully,

For:	Innovator Capital Limited

By:	MUNGO PARK
Mungo Park, Chairman

We hereby agree to, and undertake to abide by the above-mentioned and attached terms and conditions of this Agreement dated this 22nd Day of February 2008.

For:	Global Green Solutions Inc.

By:	DOUG FRATER
Doug Frater, President and CEO
23rd February, 2008

APPENDIX

Terms and Conditions

1. Period and terms of Engagement

Innovator's engagement hereunder (the "Engagement") will continue for a minimum of 12 (twelve) months from the date of counter signature of this letter ("Date of Engagement") unless agreed after an initial 6 month review or extended in writing, or in the event of a termination (see section 7 below).

The Engagement will be exclusive to Innovator within Europe.

Please note that by entering into or performing our obligations under this letter we are not representing that it is or will be possible or advisable for the transactions, which are the subject of the Engagement to proceed. The conclusions Innovator may reach in respect of the Engagement may change, in the light of circumstances prevailing at the time.

This letter does not oblige Innovator to sell, acquire, or place any investments, or to lend monies, unless and until it is expressly agreed otherwise in writing.

2. Authority

Innovator is entitled to assume that any instructions received by us have been properly authorised by you. We may act upon telephone instructions from you prior to the receipt of any written instruction or confirmation. Innovator also reserves the right to record any telephone conversations between us or between your professional advisers and us and ICL undertakes to inform of such action in advance.

“Innovator represents and warrants that it holds all necessary authorizations and licenses in each relevant jurisdiction to perform all of the services contemplated in the Engagement.

3. Notices

Any notice given in connection with the Engagement must be in writing and may be communicated by email, letter or facsimile. Notices to Innovator shall be sent to the address (and facsimile numbers) given in our letter heading, unless we advise you otherwise, and for the attention of Mr Mungo Park.

Your mailing and email addresses for notices, for the attention of Doug Frater, unless you advise otherwise, are:

Global Green Solutions Inc., 789 West
Pender Street Suite Suite 1010
Vancouver Al V6C 1112

dougfrater@globalgreensolutionsinc.com

4. Information provided by you to Innovator

You agree to make promptly available to Innovator any information, assistance and documentation which we may reasonably require for the purpose of this Engagement. You agree that all documentation provided to Innovator in connection with the Engagement will not be false or misleading and that all statements made or expressions of opinion, expectation or intent made by you will be honestly held and made on reasonable grounds. You undertake if anything occurs to render the aforementioned false or misleading you will notify us as soon as practicable. You agree to advise us in advance of any significant steps that you, your agents or advisers propose to take in relation to the Engagement.

5. Announcements, public statements or documents published by you

You agree to ensure that every announcement, public statement or document made or published by you (or your agents) during Innovator's Engagement will contain all particulars required to comply with all applicable law and regulations. Furthermore, you agree that, subject to any disclosure required by law or regulation including the rules of any relevant stock exchange, no such announcement, public statement or document will be published relating to the Engagement in any way without first consulting with and then obtaining the prior written consent of Innovator. If anything occurs within a reasonable time after publication of any such statement, announcement or document to render the same untrue, unfair, inaccurate or misleading, you will promptly notify Innovator and take all steps which Innovator may require to correct the matter.

6. Independence policy and disclosure of material interest

Innovator will take reasonable steps to ensure that all advice given to you or all action undertaken on your behalf is not in any way biased or affected either because of any action Innovator may take or knowledge which Innovator may have as a result of acting for any other client, or as a result of the existence of any material interest which Innovator or a connected or associated company or another client may have in or related directly or indirectly to the proposed transaction such that a conflict of duty may exist or may arise, for whatever reason. Innovator will disclose to you any material interests or conflicts of interest, which may arise except where it is not practical to make such a disclosure. Disclosure may be either orally or in writing and Innovator will take reasonable steps to ensure that you do not object to the material interest or conflict of interest.

7. Termination

Innovator's engagement hereunder may not be terminated in advance of the termination date (see 1. "Period and terms of Engagement"), except by mutual agreement or as agreed after a 6 month initial review. Following the termination date any termination notice must be provided in writing, giving three months notice, and receipt by Innovator is to be acknowledged, without dealt', by email, except for the initial 6 month review which will require no notice.

Termination will not affect any legal rights or obligations, which may have already accrued between the parties to this agreement.

8. Confidentiality

All confidential information which each of us (or any connected persons) receives from the other or any of the other party's subsidiaries or other professional advisers will be held in strict confidence unless the other party specifically consents to the disclosure of that confidential information in writing. This section will not apply to any information, which is in the public domain or enters it other than as a result of a breach of this paragraph, is lawfully received from a third party without any obligation of confidentiality, or is independently developed by either party without access to the knowledge or use of the confidential information or is required to be disclosed by law or by regulation including the rules of any stock exchange to which the relevant party is subject. Neither Innovator nor any connected person will have any duty to disclose to you any information, which comes to its notice in the course of carrying on any other business and we may be prohibited from disclosing information to you as prescribed by law or regulatory bodies. All correspondence and other papers held by Innovator in relation to any matter undertaken for you will be Innovator's sole property with the exception of original contracts and share certificates and other documents of title held to your order.

9. Law and regulation

Both parties agree that they will comply with all the relevant laws and regulatory requirements in any jurisdiction that may be relevant to this Engagement. They will use their reasonable endeavours to ensure that all necessary authorisations, approvals, consents and filings to enable the Engagement to proceed or otherwise in connection with the Engagement are promptly obtained or made. They agree that if the other party is requested by any regulatory or governmental authority (including, but not limited to the FSA, Bank of England or any relevant designated Stock Exchange) to disclose any information relating to your affairs, then, the other party may do so.

10. Complaints

In the event that you have any complaint about our services, you should contact our Compliance Officer or Compliance Oversight Function Holder, and if the complaint is not resolved to your satisfaction you may complain directly to the Financial Ombudsman Service.

11. Compensation

Compensation may be available under the Financial Services and Markets Act scheme in the event that Innovator is unable to meet any of its liabilities. Innovator can provide an explanation on request.

12. Indemnity

It is agreed that both parties, the Company and Innovator, will indemnify each other and their connected persons (including but not limited to their employees, directors, group companies, agents and advisers) against all costs, losses, damages, claims and expenses, which may be incurred by them or made against them in any jurisdiction arising out of the Engagement and will reimburse each other and their connected persons in full for all costs, charges and expenses (including legal fees) reasonably incurred in investigating, preparing or defending any pending or threatened claim provided that such costs, losses, damages, claims and expenses do not arise from the negligence or wilful default of the other party or its connected persons. It is agreed that neither Innovator nor the Company nor any connected person will have any liability whatsoever (whether in contract, tort or otherwise) to each other for or in connection with things done or omitted to be done pursuant to the Engagement other than arising out of the negligence or wilful default of either party or its connected persons. This section ("Indemnity") is in addition to any rights that either party or its connected persons may have at common law or otherwise (including, but not limited to, any right of contribution).

13. Limitation of liability

Neither the Company nor Innovator will have liability for any loss, damage, costs, expenses, or other claims for compensation arising from any information or instructions supplied by each other, which are incomplete, inaccurate, illegible, out of sequence or in the wrong form or any other fault by the other party.

The aggregate liability of each party to the other and their connected persons in respect of any losses or damages and costs suffered or incurred in connection with this Engagement, but excluding any such losses, damages or costs arising from the fraud or dishonesty of either party or in respect of liabilities which cannot be lawfully limited or excluded, will be limited to the total amounts of fees paid by the Company to Innovator in respect of the Engagement (or any such fee amount which would have been payable had the Financing achieved successful completion).

14. General

This letter does not affect any other agreement, which Innovator has entered into with you in respect of any other transaction or matter, nor any other agreement, which Innovator may enter into in the future (subject to section 1 of this Appendix).

In all dealings with third parties Innovator will be acting as agent on your behalf and not as principal. Innovator will have no authority to bind you.

The benefits of this letter will inure to your successors and assignees and the obligations and liabilities assumed in this letter by you will be binding on their respective successors and assignees.

If any part of this agreement becomes or is declared illegal, invalid or unenforceable for any reason whatsoever, such part will be deemed to be deleted, provided always that if any such deletion substantially affects or alters the commercial basis of these terms and conditions, the parties will negotiate in good faith to amend and modify them as may be necessary or desirable in the circumstances.

These terms and conditions are subject to change by agreement, or at any time by Innovator sending to you a written notice describing the relevant change(s) to the extent that the changes are limited to those changes that are required to ensure compliance with the rules of any regulatory authority. No such change will affect any legal rights or obligations which may have previously accrued to or been incurred by Innovator or you.

In the event of any failure, interruption or delay in the performance of Innovator's obligations hereunder resulting from acts, events or circumstances not reasonably in Innovator's control, including, but not limited to, industrial disputes, acts or regulations of any governmental or supranational bodies or authorities, breakdown, failure or malfunction of any telecommunications or computer services, systemic or market risk, Innovator will not be liable or have any responsibility of any kind for any loss or damage incurred or suffered by you or any other person as a result thereof. A person who is not a party to this Engagement letter will have no right under the Contracts (Rights of Third Parties) Act 1999.

The failure or delay by Innovator in exercising any right under this Engagement letter will not operate as a waiver of such right. The single or partial exercise of any right by Innovator will not prevent any other or further exercise of such a right or any other right. No breach of any provision of this Engagement letter by you will be waived except with the express written consent of Innovator.

15. Governing Law

This Agreement will be governed by and construed in accordance with the laws of the England and Wales. Both parties agree to move immediately to Mediation in the event of a dispute. In the event that Mediation fails to settle the dispute, all disputes arising out of or in connection with this Engagement Letter will be a matter for the English courts in London.

16. Confirmation

Please confirm, by signing and returning to Innovator the enclosed copy of this letter, that the above accurately sets out the services that you have asked Innovator to provide and that the terms of Innovator's Engagement set out in this letter are acceptable to you.

Signed and agreed,

For:	Innovator Capital Limited
By:	MUNGO PARK
Mungo Park, Chairman

We hereby agree to, and undertake to abide by the above-mentioned and attached terms and conditions of this Agreement dated this 22nd Day of February 2008.

For:	Global Green Solutions Inc.

By:	DOUG FRATER
Doug Frater, Chief Executive Officer
23rd February, 2008